Exhibit 99.1

CELGARD SEEKS GRANT FROM U.S. DEPARTMENT OF ENERGY FOR EXPANSION OF
ELECTRIC DRIVE VEHICLE BATTERY SEPARATOR CAPACITY
Charlotte, N.C., May 21, 2009 — Celgard, LLC, a wholly owned subsidiary of Polypore International, Inc. (NYSE: PPO) and a leading global supplier of microporous separators used in lithium-ion batteries, recently submitted an application for grant funding under the U.S. Department of Energy (DOE) Electric Drive Vehicle (EDV) Battery and Component Manufacturing Initiative (DE-FOA-0000026).
Celgard is seeking federal funds through this grant initiative to increase its lithium-ion battery separator production capacity in the United States. The proposed capacity expansion would be implemented at Celgard’s existing Charlotte, North Carolina facility and at an additional manufacturing facility that would be built at a second U.S. location in the Southeast. This expansion would result in the creation of hundreds of new U.S. jobs for both Celgard and its suppliers and contractors.
Celgard is one of the largest participants in the United States lithium battery supply chain. Celgard® separators are primarily used in lithium-ion batteries for personal electronic devices such as notebook computers, mobile telephones and digital cameras, as well as for power tools, reserve power and electricity grid storage systems and EDVs.
The DOE-managed grant initiative is part of the American Recovery and Reinvestment Act of 2009 (ARRA) and provides up to approximately $2 billion in federal funding to support the creation of American jobs while promoting the development of U.S.-based advanced battery production for the EDV market.

About Polypore International, Inc. and Celgard, LLC
For more information, please visit: www.Polypore.net and www.Celgard.com
Polypore Investor Contact:
      Polypore Investor Relations
      704-587-8886
      InvestorRelations@polypore.net
Celgard Contact:
      Holli Hughes
      704-587-8642
      HolliHughes@celgard.com
# # #